Exhibit 99.1

Expedia Group Reports Fourth Quarter and Full Year 2018 Results
BELLEVUE, WA – February 7, 2019 – Expedia Group, Inc. (NASDAQ: EXPE) announced financial results today for the fourth quarter and full year ended December 31, 2018.
Key Highlights

•	Gross bookings increased 13% year-over-year to $99.7 billion for the full year 2018. Revenue increased 12% year-over-year to $11.2 billion for the full year.

•
For full year 2018, Net income, Adjusted net income and Adjusted EBITDA grew 7%, 33% and 15% year-over-year, respectively. Diluted EPS and Adjusted EPS grew 10% and 35% year-over-year, respectively, during full year 2018.

•
Total stayed lodging room nights increased 13% year-over-year for the full year 2018, and 11% in the fourth quarter. HomeAway stayed property nights grew 29% year-over-year for the full year 2018, and 20% for the fourth quarter.

•	Expedia Group exceeded 1 million properties available on its core lodging platform as of December 31, 2018, including over 370,000 integrated HomeAway listings.

•	In 2018, Expedia Group returned $1.1 billion to shareholders, including repurchasing 7.7 million shares for $903 million and paying $186 million in dividends.
Financial Summary & Operating Metrics ($ millions except per share amounts) - Fourth Quarter 2018

	Expedia Group (excluding trivago)(2)			Expedia Group, Inc.
Metric	Q4 2018	Q4 2017	Δ Y/Y	Q4 2018	Q4 2017	Δ Y/Y
Room night growth	11%	15%	(451) bps	11%	15%	(451) bps
Gross bookings	$21,957	$19,766	11%	$21,957	$19,766	11%
Revenue	2,439	2,187	11%	2,559	2,319	10%
Operating income	75	131	(42)%	96	114	(15)%
Net income attributable to Expedia Group				17	55	(69)%
Diluted EPS				$0.11	$0.35	(69)%
Adjusted EBITDA(1)	438	411	7%	471	402	17%
Adjusted net income(1)	180	142	27%	191	132	45%
Adjusted EPS(1)	$1.18	$0.90	31%	$1.24	$0.84	49%
Free cash flow(1)				(389)	(285)	(36)%

(1) "Adjusted EBITDA" (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), "Adjusted net income (loss)," "Adjusted EPS" and "Free cash flow" are non-GAAP measures as defined by the Securities and Exchange Commission (the "SEC"). See "Definitions of Non-GAAP Measures" and "Tabular Reconciliations for Non-GAAP Measures" on pages 16-22 herein for an explanation and reconciliations of non-GAAP measures used throughout this release. Expedia Group does not calculate or report net income by segment.
(2) Upon completion of its initial public offering on December 16, 2016, trivago became a separately listed company on the Nasdaq Global Select Market and, therefore, is subject to its own reporting and filing requirements which could result in possible differences that are not expected to be material to Expedia Group.

Financial Summary & Operating Metrics ($ millions except per share amounts) - Full Year 2018

	Expedia Group (excluding trivago)(2)			Expedia Group, Inc.
Metric	2018	2017	Δ Y/Y	2018	2017	Δ Y/Y
Room night growth	13%	16%	(360 bps)	13%	16%	(360 bps)
Gross bookings	$99,727	$88,410	13%	$99,727	$88,410	13%
Revenue	10,532	9,308	13%	11,223	10,060	12%
Operating income	740	651	14%	714	625	14%
Net income attributable to Expedia Group				406	378	7%
Diluted EPS				$2.65	$2.42	10%
Adjusted EBITDA(1)	1,954	1,708	15%	1,970	1,713	15%
Adjusted net income(1)	903	676	34%	902	679	33%
Adjusted EPS(1)	$5.83	$4.29	36%	$5.82	$4.30	35%
Free cash flow(1)				1,097	1,135	(3)%

(1) "Adjusted EBITDA" (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), "Adjusted net income (loss)," "Adjusted EPS" and "Free cash flow" are non-GAAP measures as defined by the Securities and Exchange Commission (the "SEC"). See "Definitions of Non-GAAP Measures" and "Tabular Reconciliations for Non-GAAP Measures" on pages 16-22 herein for an explanation and reconciliations of non-GAAP measures used throughout this release. Expedia Group does not calculate or report net income by segment.
(2) Upon completion of its initial public offering on December 16, 2016, trivago became a separately listed company on the Nasdaq Global Select Market and, therefore, is subject to its own reporting and filing requirements which could result in possible differences that are not expected to be material to Expedia Group.

Please refer to the "Glossary of Business Terms," located in the Quarterly Results section on Expedia Group’s investor relations website, for business and financial statement definitions used throughout this release.

Discussion of Results
The results for Expedia Group, Inc. ("Expedia Group" or "the Company") include Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Egencia®, trivago®, HomeAway®, VRBO®, Orbitz®, Travelocity®, Wotif®, lastminute.com.au®, ebookers®, CheapTickets®, Hotwire®, Classic Vacations®, Expedia Group™ Media Solutions, CarRentals.com™, Expedia Local Expert®, Expedia® CruiseShipCenters®, SilverRail™, ALICE® and Traveldoo®, including the related international points of sale for all brands. All amounts shown are in U.S. dollars.

The results include the impact of SilverRail and ALICE following the Expedia Group’s acquisition of a majority ownership stake in June 2017 and August 2017, respectively. All comparisons, unless otherwise noted, are to the corresponding period of 2017.

Gross Bookings & Revenue
Gross Bookings by Segment ($ millions)

	Fourth Quarter			Full Year
	2018	2017	Δ%	2018	2017	Δ%
Core OTA	$17,921	$16,182	11%	$80,320	$72,701	10%
HomeAway	2,192	1,913	15%	11,449	8,746	31%
Egencia	1,844	1,670	10%	7,958	6,963	14%
Total	$21,957	$19,766	11%	$99,727	$88,410	13%

Note: Some numbers may not add due to rounding.

Fourth Quarter 2018: Total gross bookings increased 11% (including 2 percentage points of negative foreign exchange impact), driven primarily by growth in Expedia Partner Solutions and Brand Expedia. Domestic gross bookings increased 13% and international gross bookings increased 8% (including 3 percentage points of negative foreign exchange impact).
Full Year 2018: Total gross bookings increased 13% (including 1 percentage point of positive foreign exchange impact), driven primarily by growth in Brand Expedia, HomeAway, Hotels.com and Expedia Partner Solutions. Domestic gross bookings increased 11% and international gross bookings increased 15% (including 2 percentage points of positive foreign exchange impact).
Revenue by Segment ($ millions)

	Fourth Quarter			Full Year
	2018	2017	Δ%	2018	2017	Δ%
Core OTA	$2,054	$1,857	10%	$8,760	$7,881	11%
HomeAway	230	193	20%	1,171	906	29%
Egencia	155	137	13%	601	521	16%
Expedia Group (excluding trivago)	2,439	2,187	11%	10,532	9,308	13%
trivago	190	215	(12)%	1,084	1,166	(7)%
Intercompany eliminations	$(70)	$(83)	15%	$(393)	$(414)	5%
Total	$2,559	$2,319	10%	$11,223	$10,060	12%
Fourth Quarter 2018: Total revenue increased 10% (including 2 percentage points of negative foreign exchange impact), driven primarily by growth in Brand Expedia and Expedia Partner Solutions. Domestic revenue increased 14% and international revenue increased 6% (including 4 percentage points of negative foreign exchange impact).
Full Year 2018: Total revenue increased 12% (including 2 percentage points of positive foreign exchange impact), driven primarily by growth in Brand Expedia, HomeAway, Expedia Partner Solutions and Hotels.com. Domestic revenue increased 12% and international revenue increased 11% (including 1 percentage point of positive foreign exchange impact).

Product & Services Detail - Fourth Quarter 2018
As a percentage of total worldwide revenue in the fourth quarter of 2018, lodging accounted for 69%, advertising and media accounted for 9%, air accounted for 8% and all other revenues accounted for the remaining 14%.
Lodging revenue increased 10% in the fourth quarter of 2018 on an 11% increase in room nights stayed driven by growth in Expedia Partner Solutions, Hotels.com and Brand Expedia, partly offset by a 1% decrease in revenue per room night.
Air revenue increased 18% in the fourth quarter of 2018 driven by a 10% increase in air tickets sold and a 7% increase in revenue per ticket year-over-year. The reclassification of distribution fees from contra-revenue to cost of revenue added 3% to the growth in air revenue in the fourth quarter.
Advertising and media revenue increased 9% (including 2 percentage points of negative foreign exchange impact) in the fourth quarter of 2018 due to continued growth in Expedia Group Media Solutions, which was partly offset by declines at trivago. Other revenue increased 10% in the fourth quarter of 2018 reflecting growth in the travel insurance product.

Product & Services Detail - Full Year 2018
As a percentage of total worldwide annual revenue, lodging accounted for 69%, advertising and media accounted for 10%, air accounted for 8% and all other revenues accounted for the remaining 13%.

Lodging revenue increased 13% in 2018 on a 13% increase in room nights stayed driven by growth in Hotels.com, Expedia Partner Solutions and HomeAway.
Air revenue increased 12% in 2018 on a 5% increase in air tickets sold and a 7% increase in revenue per ticket. The reclassification of distribution fees from contra-revenue to cost of revenue added 3% to growth in air revenue in 2018. The reclassification began in the first quarter of 2018 and the fourth quarter of 2018 is the last period it will impact the comparability of our results.
Advertising and media revenue increased 2% (including 3 percentage points of positive foreign exchange impact) in 2018 due to growth in Expedia Group Media Solutions offset by declines at trivago. Other revenue increased 14% in 2018 reflecting growth in the travel insurance and car rental products.
Generally Accepted Accounting Principles (GAAP) Expenses

	Costs and Expenses			As a % of Revenue
	Fourth Quarter			Fourth Quarter
	2018	2017	Δ%	2018	2017	Δ in bps
	($ millions)
GAAP cost of revenue	$476	$437	9%	18.6%	18.9%	(26)
GAAP selling and marketing	1,209	1,124	8%	47.2%	48.5%	(122)
GAAP technology and content	417	372	12%	16.3%	16.0%	27
GAAP general and administrative	211	198	7%	8.3%	8.5%	(26)
Total GAAP costs and expenses	$2,313	$2,131	9%	90.4%	91.9%	(148)

	Costs and Expenses			As a % of Revenue
	Full Year			Full Year
	2018	2017	Δ%	2018	2017	Δ in bps
	($ millions)
GAAP cost of revenue	$1,965	$1,757	12%	17.5%	17.5%	5
GAAP selling and marketing	5,767	5,298	9%	51.4%	52.7%	(128)
GAAP technology and content	1,617	1,387	17%	14.4%	13.8%	62
GAAP general and administrative	808	676	20%	7.2%	6.7%	48
Total GAAP costs and expenses	$10,157	$9,118	11%	90.5%	90.6%	(13)
GAAP Cost of Revenue

•
Fourth Quarter 2018: Total GAAP cost of revenue increased 9%, compared to the fourth quarter of 2017, primarily due to an increase in customer operations expenses primarily at Expedia Partner Solutions and Egencia, as well as an increase in cloud expense. Cloud expense in GAAP cost of revenue was $26 million during the fourth quarter of 2018, compared to $18 million in the fourth quarter of 2017.

•
Full Year 2018: Total GAAP cost of revenue increased 12%, compared to the prior year, primarily due to higher customer operations and cloud expenses. Cloud expense in GAAP cost of revenue was $92 million during 2018, compared to $57 million in 2017.

GAAP Selling and Marketing

•
Fourth Quarter 2018: Total GAAP selling and marketing expense increased 8%, compared to the fourth quarter of 2017, due to a $63 million increase in direct costs and a $22 million increase in indirect costs. Brand Expedia and HomeAway accounted for the majority of the increase in direct costs. The growth in indirect costs was primarily driven by increased headcount in the lodging supply organization.

•
Full Year 2018: Total GAAP selling and marketing expense increased 9%, compared to the prior year, due to a $310 million increase in direct costs and a $159 million increase in indirect costs. Expedia Partner

Solutions, Brand Expedia and Hotels.com accounted for the majority of the increase in direct costs. The growth in indirect costs was primarily driven by increased headcount in the lodging supply organization.

GAAP Technology and Content

•
Fourth Quarter 2018: Total GAAP technology and content expense increased 12%, compared to the fourth quarter of 2017, primarily due to higher headcount investments to develop our ecommerce platform and further enhance our products. Cloud expense in GAAP technology and content expense was $12 million during the fourth quarter of 2018, compared to $11 million in the fourth quarter of 2017.

•
Full Year 2018: Total GAAP technology and content expense increased 17%, compared to the prior year, primarily due to higher headcount investments to develop our ecommerce platform, growth at HomeAway, an increase in depreciation and amortization and the inorganic impact from acquisitions. Cloud expense in GAAP technology and content expense was $48 million in 2018, compared to $38 million in 2017.

GAAP General and Administrative

•	Fourth Quarter 2018: Total GAAP general and administrative expense increased 7%, compared to the fourth quarter of 2017, primarily due to increased headcount at corporate.

•
Full Year 2018: Total GAAP general and administrative expense increased 20% compared to the prior year, primarily due to increased headcount at corporate as well as the prior year reversal of approximately $41 million of previously recognized stock-based compensation expense related to the departure of the former CEO in 2017.

Adjusted Expenses - Expedia Group

	Costs and Expenses			As a % of Revenue
	Fourth Quarter			Fourth Quarter
	2018	2017	Δ%	2018	2017	Δ in bps
	($ millions)
Adjusted cost of revenue *	$449	$409	10%	17.6%	17.6%	(4)
Adjusted selling and marketing *	1,187	1,104	7%	46.4%	47.6%	(124)
Adjusted technology and content *	277	239	16%	10.8%	10.3%	50
Adjusted general and administrative *	182	168	8%	7.1%	7.2%	(12)
Total adjusted costs and expenses	$2,095	$1,920	9%	81.9%	82.8%	(90)
Total depreciation	169	165	2%	6.6%	7.1%	(53)
Total stock-based compensation	49	45	7%	1.9%	2.0%	(5)
Total costs and expenses	$2,313	$2,131	9%	90.4%	91.9%	(148)

	Costs and Expenses			As a % of Revenue
	Full Year			Full Year
	2018	2017	Δ%	2018	2017	Δ in bps
	($ millions)
Adjusted cost of revenue *	$1,853	$1,647	13%	16.5%	16.4%	14
Adjusted selling and marketing *	5,677	5,220	9%	50.6%	51.9%	(131)
Adjusted technology and content *	1,061	887	19%	9.4%	8.8%	62
Adjusted general and administrative *	687	599	15%	6.1%	6.0%	16
Total adjusted costs and expenses	$9,278	$8,354	11%	82.7%	83.0%	(38)
Total depreciation	676	614	10%	6.0%	6.1%	(8)
Total stock-based compensation	203	149	36%	1.8%	1.5%	32
Total costs and expenses	$10,157	$9,118	11%	90.5%	90.6%	(13)
*Adjusted expenses are non-GAAP measures. See pages 16-22 herein for a description and reconciliation to the corresponding GAAP measures.
Note: Some numbers may not add due to rounding.

Adjusted Expenses - Expedia Group (excluding trivago)

	Costs and Expenses			As a % of Revenue
	Fourth Quarter			Fourth Quarter
	2018	2017	Δ%	2018	2017	Δ in bps
	($ millions)
Adjusted cost of revenue *	$448	$406	10%	18.4%	18.6%	(17)
Adjusted selling and marketing *	1,124	993	13%	46.1%	45.4%	66
Adjusted technology and content *	262	225	16%	10.7%	10.3%	43
Adjusted general and administrative *	175	156	12%	7.1%	7.1%	3
Total adjusted costs and expenses	$2,009	$1,780	13%	82.3%	81.3%	95
Total depreciation	164	162	2%	6.8%	7.4%	(66)
Total stock-based compensation	43	41	4%	1.8%	1.9%	(13)
Total costs and expenses	$2,216	$1,983	12%	90.8%	90.6%	16

	Costs and Expenses			As a % of Revenue
	Full Year			Full Year
	2018	2017	Δ%	2018	2017	Δ in bps
	($ millions)
Adjusted cost of revenue *	$1,847	$1,639	13%	17.5%	17.6%	(7)
Adjusted selling and marketing *	5,117	4,571	12%	48.6%	49.1%	(53)
Adjusted technology and content *	997	833	20%	9.5%	8.9%	52
Adjusted general and administrative *	642	564	14%	6.1%	6.1%	3
Total adjusted costs and expenses	$8,603	$7,607	13%	81.7%	81.7%	(5)
Total depreciation	661	605	9%	6.3%	6.5%	(22)
Total stock-based compensation	179	131	36%	1.7%	1.4%	29
Total costs and expenses	$9,443	$8,343	13%	89.6%	89.6%	1
*Adjusted expenses are non-GAAP measures. See pages 16-22 herein for a description and reconciliation to the corresponding GAAP measures.
Note: Some numbers may not add due to rounding.
Adjusted Cost of Revenue

•
Fourth Quarter 2018: Total adjusted cost of revenue increased 10%, compared to the fourth quarter of 2017, primarily due to an increase in customer operations expenses primarily at Expedia Partner Solutions and Egencia, as well as an increase in cloud expense.

•	Full Year 2018: Total adjusted cost of revenue increased 13%, compared to the prior year, primarily due to higher customer operations and cloud expenses.
Adjusted Selling and Marketing

•
Fourth Quarter 2018: Total adjusted selling and marketing expense increased 7%, compared to the fourth quarter of 2017, due to $63 million more in direct costs and a $19 million increase in indirect costs. As a percentage of total adjusted selling and marketing, indirect costs represented 21% in the fourth quarter of 2018, consistent with 21% in the fourth quarter of 2017.

•
Adjusted selling and marketing expense excluding trivago increased 13% in the fourth quarter of 2018. Brand Expedia and HomeAway accounted for the majority of the increase in direct costs. The growth in indirect costs was primarily driven by increased headcount in the lodging supply organization.

•
Full Year 2018: Total adjusted selling and marketing expense increased 9%, compared to the prior year, due to an $310 million increase in direct cost and a $147 million increase in indirect cost. As a percentage of total adjusted selling and marketing, indirect costs represented 18% in 2018, compared to 16% in 2017.

•
Adjusted selling and marketing expense excluding trivago increased 12% in 2018. Expedia Partner Solutions, Brand Expedia and Hotels.com accounted for the majority of the increase in direct costs. The growth in indirect costs was primarily driven by increased headcount in the lodging supply organization.

Adjusted Technology and Content

•
Fourth Quarter 2018: Total adjusted technology and content expense increased 16%, compared to the fourth quarter of 2017, primarily due to higher headcount investments to develop our ecommerce platform and further enhance our products.

•
Full Year 2018: Total adjusted technology and content expense increased 19%, compared to the prior year, primarily due to higher headcount investments to develop our ecommerce platform, growth at HomeAway and the inorganic impact from acquisitions.

Adjusted General and Administrative

•	Fourth Quarter 2018: Total adjusted general and administrative expense increased 8%, compared to the fourth quarter of 2017, primarily due to increased headcount at corporate.

•	Full Year 2018: Total adjusted general and administrative expense increased 15%, compared to the prior year, primarily due to increased headcount at corporate.
Depreciation Expense
Depreciation expense increased $4 million to $169 million in the fourth quarter of 2018 and $62 million to $676 million in 2018, primarily due to previously capitalized software development costs for completed technology projects which have been placed into service, partly offset by a decrease in expenses related to capitalized data center hardware.
Stock-Based Compensation Expense
Stock-based compensation expense increased $4 million to $49 million in the fourth quarter of 2018. Stock-based compensation expense increased $54 million to $203 million in 2018, primarily due to the prior year reversal of approximately $41 million of previously recognized stock-based compensation expense related to the departure of the former CEO in 2017.

Net Income Attributable to Expedia Group and Adjusted EBITDA(1)*
Adjusted EBITDA by Segment ($ millions)

	Fourth Quarter			Full Year
	2018	2017	Δ%	2018	2017	Δ%
Core OTA	$584	$534	9%	$2,305	$2,057	12%
HomeAway	22	31	(27)%	288	202	43%
Egencia	31	19	65%	107	95	13%
Unallocated overhead costs	(199)	(173)	(15)%	(746)	(646)	(15)%
Expedia Group (excluding trivago)	$438	$411	7%	$1,954	$1,708	15%
trivago(2)	33	(9)	NM	16	5	186%
Total Adjusted EBITDA	$471	$402	17%	$1,970	$1,713	15%

Net income attributable to Expedia Group(3)	$17	$55	(69)%	$406	$378	7%
(1) During the first quarter of 2018, we updated our allocation methodology and recast the historical Adjusted EBITDA by segment information presented to be on a comparable basis. (2) Upon completion of its initial public offering on December 16, 2016, trivago became a separately listed company on the Nasdaq Global Select Market and, therefore, is subject to its own reporting and filing requirements which could result in possible differences that are not expected to be material to Expedia Group (3) Expedia Group does not calculate or report net income by segment.
* Adjusted EBITDA is a non-GAAP measure. See pages 16-22 herein for a description and reconciliation to the corresponding GAAP measure.
Note: Some numbers may not add due to rounding.

GAAP net income attributable to Expedia Group was $17 million in the fourth quarter of 2018, compared to GAAP net income of $55 million in the fourth quarter of 2017. GAAP net income attributable to Expedia Group was $406 million in 2018, an increase of 7% compared to GAAP net income of $378 million in 2017.
Adjusted EBITDA was $471 million in the fourth quarter of 2018, compared to Adjusted EBITDA of $402 million in the fourth quarter of 2017. Adjusted EBITDA was $2.0 billion in 2018, an increase of 15% compared to Adjusted EBITDA of $1.7 billion in 2017.
Amortization of Intangible Assets
Consolidated amortization of intangible assets decreased $3 million to $68 million in the fourth quarter of 2018. Consolidated amortization of intangible assets increased $8 million to $283 million in 2018. In the fourth quarter of 2018 we recorded a $42 million impairment loss related to indefinite-lived trade names.
Impairment of Goodwill
In the fourth quarter of 2018 we recorded a $25 million impairment loss. In 2018 we recorded $86 million in impairment losses. We did not record any impairment of goodwill in 2017.

Legal Reserves, Occupancy Tax and Other
In 2018, legal reserves, occupancy tax and other includes a $78 million gain on a pay-to-play refund.
Interest and Other
Consolidated interest income increased $1 million in the fourth quarter of 2018, and increased $37 million in 2018, compared to the prior year periods. The increase for the full year is primarily due to $19 million in accumulated interest on the pay-to-play refund above, as well as higher invested balances and, to a lesser extent, higher rates of return. Consolidated interest expense decreased $11 million in the fourth quarter of 2018, compared to the fourth quarter of 2017, due to the repayment of $500 million of senior unsecured notes in August 2018 and increased $8 million in 2018, compared to 2017, primarily due to the issuance of the $1 billion of senior unsecured notes in September 2017.
Consolidated other, net was a loss of $9 million in the fourth quarter of 2018, compared to a gain of $5 million in the fourth quarter of 2017. Consolidated other, net was a loss of $110 million in 2018 and a loss of $60 million in 2017. The loss in 2018 was primarily due to mark-to-market losses on minority equity investments, and the loss in 2017 was primarily related to foreign exchange.
Income Taxes
The effective tax rate on GAAP pretax income was 57% and 18% for the fourth quarter and full year 2018, respectively, compared to 30% and 11% in the prior year periods. The increase in the quarterly effective tax rate for 2018 compared to 2017 is due to a number of factors, including a decrease in excess tax benefits related to share-based payments and a non-deductible goodwill impairment. The increase in the annual effective tax rate for 2018 compared to 2017 was primarily due to the same factors.

The effective tax rate on pretax adjusted net income ("ANI") was 24% and 19% for the fourth quarter and full year 2018, respectively, compared to 31% and 25% in the prior year periods. The year-over-year change in the ANI effective tax rate for the full year 2018 was primarily driven by the Tax Cuts and Jobs Act enacted in 2017.

Balance Sheet, Cash Flows and Capitalization
Cash, cash equivalents, restricted cash and short-term investments totaled $2.7 billion at December 31, 2018. For the year ended December 31, 2018, consolidated net cash provided by operating activities was $2.0 billion and consolidated free cash flow totaled $1.1 billion. Both measures include $382 million from net changes in operating assets and liabilities, primarily driven by an increase in deferred merchant bookings. Free cash flow decreased $38 million in 2018 compared to the prior year period, primarily due to increased capital expenditures related to our Seattle headquarters, partly offset by higher net cash provided by operating activities.

Long-term investments and other assets includes our minority investments in Despegar.com, Corp. ("Despegar"), which is recorded at a fair value of $119 million as of December 31, 2018, and our investment in Traveloka Holding Limited of $442 million, which includes a $70 million additional investment in the fourth quarter of 2018. As of January 1, 2018, we adopted the new guidance related to accounting for minority equity investments and financial liabilities under the fair value option, and minority equity investments with readily determinable fair values, such as our investment in Despegar, must be carried at fair value with changes in fair value recorded through net income. Previously, this investment was designated as available for sale and recorded at fair value with changes in fair value reflected through other comprehensive income (loss). Investments without readily determinable fair values are adjusted for observable price changes.
Long-term debt, net of applicable discounts, debt issuance costs and current maturities, totaled $3.7 billion at December 31, 2018. In August 2018, our $500 million in registered senior unsecured notes that bore interest at 7.456% matured and the balance was repaid. As of December 31, 2018, Expedia Group had a $2.0 billion unsecured revolving credit facility, which was essentially untapped.
At December 31, 2018, Expedia Group, Inc. had stock-based awards outstanding representing approximately 20 million shares of Expedia Group common stock, consisting of options to purchase approximately 18 million common shares with a $100.11 weighted average exercise price and weighted average remaining life of 4.3 years, and approximately 3 million restricted stock units (“RSUs”).
During 2018, Expedia Group, Inc. repurchased 7.7 million shares of Expedia Group, Inc. common stock for an aggregate purchase price of $903 million excluding transaction costs (an average of $117.02 per share). As of December 31, 2018, there were approximately 12.2 million shares remaining under an April 2018 repurchase authorization.
On December 6, 2018, Expedia Group, Inc. paid a quarterly dividend of $48 million ($0.32 per common share). In addition, in February 2019, the Executive Committee of Expedia Group’s Board of Directors declared a quarterly cash dividend of $0.32 per share of outstanding common stock to be paid to stockholders of record as of the close of business on March 7, 2019, with a payment date of March 27, 2019. Based on current shares outstanding, the total payment for this quarterly dividend is estimated to be approximately $47 million. Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia Group’s Board of Directors.

Recent Highlights
Expedia Group, Inc.

•
Expedia Group exceeded 1 million properties available on its core lodging platform as of December 31, 2018, including over 370,000 integrated HomeAway listings. HomeAway offers over 1.8 million online bookable listings.

•
Expedia Group became the first OTA based in North America to achieve IATA New Distribution Capability (NDC) Level 3 Certification. This certification as well as ongoing NDC product development, recognizes Expedia Group’s commitment to evolve technology in line with NDC capabilities in readiness for integration across its brand portfolio.

•	Expedia Group executed commercial agreements with American Airlines, Frontier Airlines, Icelandair, SAS and WOW Air.

Core OTA

•	Hotels.com Rewards now has over 43 million members who can earn 1 reward night for every 10 nights stayed.

•	Expedia Partner Solutions successfully migrated Chase Sapphire®, Freedom® and Ink® cards onto the Ultimate Rewards Travel Center powered by Expedia.

•
Expedia Partner Solutions was recognized for innovation in digital travel winning Travolution’s ‘Best trade supplier’ award for their online template solution, Hotels.com for Partners, and their versatile API, EPS Rapid.

•
Brand Expedia and Expedia Group Media Solutions announced two tourism cooperation agreements with the Ministry of Tourism of the Republic of Indonesia to promote and help drive travel demand to 15 key destinations in Indonesia and to support the Ministry’s target of achieving 20 million international tourist arrivals by the end of 2019.

•	Travelocity launched its first augmented reality experience in its mobile app allowing users to snap travel photos and videos with the brand's popular spokesperson, The Roaming Gnome.

•
Orbitz Rewards membership surpassed 9 million travelers. The Orbitz Rewards program announced enhanced benefits for its Platinum members who can now choose between free TSA Precheck or LoungeBuddy passes and earn $50 back on everyday travel expenses.

•	Hotwire launched TravelAds sponsored listings on its primary hotel booking path, successfully incorporating a pay-per-click hotel advertising platform within search result sets.

•	Expedia CruiseShipCenters achieved over $790 million in gross bookings in 2018, exhibiting 17% year-over-year growth.

•	Celebrity Cruises named Expedia Group as their North American Partner of the Year 2018 and Norwegian Cruise Line named Expedia Group as their Elite Partner of the Year.

HomeAway

•	HomeAway now offers over 1 million instantly bookable listings.

•
HomeAway re-launched its Stop Searching, Start Finding TV marketing campaign in the U.S. to promote VRBO and encourage mobile app downloads. As part of the campaign, VRBO was the title sponsor for the Citrus Bowl college football game on New Year’s Day, reaching more than 7.5 million viewers.

•
HomeAway launched its virtual tours platform, which is compatible with different types of virtual tour content ranging from “DIY” tours filmed on personal phones and cameras to professionally captured footage, easily allowing homeowners and property managers to share a 360-degree walk-through of their properties.

trivago

•	trivago continued to grow its alternative accommodation inventory and now has over 1.5 million alternative accommodation properties listed.

Egencia

•
Business travelers, travel arrangers, travel managers and travel approvers are increasingly using the Egencia mobile app; the percentage of Egencia users that utilized the mobile app grew more than 25% year-over-year in 2018.

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share data)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017

Revenue	$2,559	$2,319	$11,223	$10,060
Costs and expenses:
Cost of revenue (1) (2)	476	437	1,965	1,757
Selling and marketing (1) (2)	1,209	1,124	5,767	5,298
Technology and content (1) (2)	417	372	1,617	1,387
General and administrative (1) (2)	211	198	808	676
Amortization of intangible assets	68	71	283	275
Impairment of goodwill	25	—	86	—
Impairment of intangible assets	42	—	42	—
Legal reserves, occupancy tax and other	15	2	(59)	25
Restructuring and related reorganization charges	—	1	—	17
Operating income	96	114	714	625
Other income (expense):
Interest income	10	9	71	34
Interest expense	(41)	(52)	(190)	(182)
Other, net	(9)	5	(110)	(60)
Total other expense, net	(40)	(38)	(229)	(208)
Income before income taxes	56	76	485	417
Provision for income taxes	(31)	(23)	(87)	(45)
Net income	25	53	398	372
Net (income) loss attributable to non-controlling interests	(8)	2	8	6
Net income attributable to Expedia Group, Inc.	$17	$55	$406	$378

Earnings per share attributable to Expedia Group, Inc. available to common stockholders:
Basic	$0.11	$0.36	$2.71	$2.49
Diluted	0.11	0.35	2.65	2.42
Shares used in computing earnings per share (000's):
Basic	148,509	152,252	149,961	151,619
Diluted	151,358	155,974	152,889	156,385
_________

(1) Includes stock-based compensation as follows:
Cost of revenue	$3	$2	$11	$10
Selling and marketing	10	9	44	40
Technology and content	15	13	61	55
General and administrative	21	21	87	44

(2) Includes depreciation as follows:
Cost of revenue	$24	$26	$101	$99
Selling and marketing	12	11	46	38
Technology and content	125	120	495	445
General and administrative	8	8	34	32

EXPEDIA GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except per share data)
(Unaudited)

	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$2,443	$2,847
Restricted cash and cash equivalents	259	69
Short-term investments	28	468
Accounts receivable, net of allowance of $34 and $31	2,151	1,866
Income taxes receivable	24	21
Prepaid expenses and other current assets	292	269
Total current assets	5,197	5,540
Property and equipment, net	1,877	1,575
Long-term investments and other assets	778	845
Deferred income taxes	69	18
Intangible assets, net	1,992	2,309
Goodwill	8,120	8,229
TOTAL ASSETS	$18,033	$18,516

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$1,699	$1,838
Accounts payable, other	788	698
Deferred merchant bookings	4,327	3,219
Deferred revenue	364	326
Income taxes payable	74	33
Accrued expenses and other current liabilities	808	1,265
Current maturities of long-term debt	—	500
Total current liabilities	8,060	7,879
Long-term debt, excluding current maturities	3,717	3,749
Deferred income taxes	69	329
Other long-term liabilities	506	408
Commitments and contingencies
Redeemable non-controlling interests	30	22
Stockholders’ equity:
Common stock $.0001 par value	—	—
Authorized shares: 1,600,000
Shares issued: 231,493 and 228,467
Shares outstanding: 134,334 and 138,939
Class B common stock $.0001 par value	—	—
Authorized shares: 400,000
Shares issued and outstanding: 12,800 and 12,800
Additional paid-in capital	9,549	9,163
Treasury stock — Common stock, at cost	(5,742)	(4,822)
Shares: 97,159 and 89,528
Retained earnings	517	331
Accumulated other comprehensive income (loss)	(220)	(149)
Total Expedia Group, Inc. stockholders’ equity	4,104	4,523
Non-redeemable non-controlling interests	1,547	1,606
Total stockholders’ equity	5,651	6,129
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$18,033	$18,516

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year ended December 31,
	2018	2017
Operating activities:
Net income	$398	$372
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	676	614
Amortization of stock-based compensation	203	149
Amortization and impairment of intangible assets	325	275
Impairment of goodwill	86	—
Deferred income taxes	(308)	(103)
Foreign exchange (gain) loss on cash, restricted cash and short-term investments, net	111	(79)
Realized gain on foreign currency forwards	(31)	(6)
Loss on minority equity investments, net	111	14
Other	22	(30)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(282)	(456)
Prepaid expenses and other assets	(29)	(71)
Accounts payable, merchant	(134)	316
Accounts payable, other, accrued expenses and other current liabilities	196	257
Tax payable/receivable, net	102	(30)
Deferred merchant bookings	489	593
Deferred revenue	40	30
Net cash provided by operating activities	1,975	1,845
Investing activities:
Capital expenditures, including internal-use software and website development	(878)	(710)
Purchases of investments	(1,803)	(1,811)
Sales and maturities of investments	2,137	1,096
Acquisitions, net of cash and restricted cash acquired	(53)	(169)
Other, net	38	13
Net cash used in investing activities	(559)	(1,581)
Financing activities:
Payment of long-term debt	(500)	—
Proceeds from issuance of long-term debt, net of issuance costs	—	990
Purchases of treasury stock	(923)	(312)
Proceeds from issuance of treasury stock	31	—
Payment of dividends to stockholders	(186)	(176)
Proceeds from exercise of equity awards and employee stock purchase plan	166	229
Changes in controlled subsidiaries, net	(62)	(18)
Other, net	(15)	(25)
Net cash provided by (used in) financing activities	(1,489)	688
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	(139)	147
Net increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	(212)	1,099
Cash, cash equivalents and restricted cash and cash equivalents at beginning of year	2,917	1,818
Cash, cash equivalents and restricted cash and cash equivalents at end of year	$2,705	$2,917
Supplemental cash flow information
Cash paid for interest	$196	$163
Income tax payments, net	282	174

Expedia Group, Inc.
Trended Metrics
(All figures in millions)

The supplemental metrics below are intended to supplement the financial statements in this release and in our filings with the SEC, and do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments. The definition, methodology and appropriateness of any of our supplemental metrics are subject to removal and/or change, and such changes could be material. In the event of any discrepancy between any supplemental metric and our historical financial statements, you should rely on the information filed with the SEC and the financial statements in our most recent earnings release.

	2017				2018				Full Year		Y/Y Growth
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	2017	2018	Q418	2018
Gross bookings by segment
Core OTA	$19,110	$18,954	$18,456	$16,182	$21,171	$21,011	$20,217	$17,921	$72,701	$80,320	11%	10%
HomeAway	2,697	2,123	2,013	1,913	3,947	2,814	2,496	2,192	8,746	11,449	15%	31%
Egencia	1,804	1,761	1,728	1,670	2,078	2,073	1,963	1,844	6,963	7,958	10%	14%
Total	$23,610	$22,838	$22,197	$19,766	$27,196	$25,898	$24,676	$21,957	$88,410	$99,727	11%	13%

Gross bookings by geography
Domestic	$15,128	$14,730	$13,540	$11,800	$16,582	$16,213	$15,232	$13,362	$55,197	$61,389	13%	11%
International	8,483	8,108	8,657	7,966	10,614	9,685	9,444	8,595	33,213	38,337	8%	15%
Total	$23,610	$22,838	$22,197	$19,766	$27,196	$25,898	$24,676	$21,957	$88,410	$99,727	11%	13%

Gross bookings by business model
Agency	$11,342	$11,168	$10,392	$9,493	$12,445	$12,290	$11,442	$10,688	$42,395	$46,865	13%	11%
Merchant	9,572	9,546	9,792	8,360	10,803	10,794	10,739	9,077	37,269	41,413	9%	11%
HomeAway	2,697	2,123	2,013	1,913	3,947	2,814	2,496	2,192	8,746	11,449	15%	31%
Total	$23,610	$22,838	$22,197	$19,766	$27,196	$25,898	$24,676	$21,957	$88,410	$99,727	11%	13%

Revenue by segment
Core OTA	$1,700	$2,009	$2,314	$1,857	$1,926	$2,253	$2,527	$2,054	$7,881	$8,760	10%	11%
HomeAway	185	224	305	193	234	297	410	230	906	1,171	20%	29%
Egencia	123	135	126	137	151	156	139	155	521	601	13%	16%
Expedia Group (excluding trivago)	$2,008	$2,368	$2,745	$2,187	$2,311	$2,706	$3,076	$2,439	$9,308	$10,532	11%	13%
trivago	286	328	338	215	319	280	295	190	1,166	1,084	(12)%	(7)%
Intercompany eliminations	(104)	(110)	(117)	(83)	(122)	(106)	(95)	(70)	(414)	(393)	15%	5%
Total	$2,189	$2,586	$2,966	$2,319	$2,508	$2,880	$3,276	$2,559	$10,060	$11,223	10%	12%

Revenue by geography
Domestic	$1,251	$1,459	$1,578	$1,255	$1,351	$1,632	$1,792	$1,426	$5,542	$6,202	14%	12%
International	938	1,127	1,388	1,065	1,157	1,248	1,484	1,133	4,518	5,021	6%	11%
Total	$2,189	$2,586	$2,966	$2,319	$2,508	$2,880	$3,276	$2,559	$10,060	$11,223	10%	12%

Revenue by business model
Agency	$571	$684	$803	$629	$658	$777	$876	$699	$2,687	$3,010	11%	12%
Merchant	1,176	1,376	1,559	1,283	1,334	1,532	1,688	1,396	5,394	5,950	9%	10%
Advertising & media	257	302	299	214	282	274	302	233	1,073	1,092	9%	2%
HomeAway	185	224	305	193	234	297	410	230	906	1,171	20%	29%
Total	$2,189	$2,586	$2,966	$2,319	$2,508	$2,880	$3,276	$2,559	$10,060	$11,223	10%	12%

Adjusted EBITDA by segment
Core OTA	$303	$486	$734	$534	$323	$561	$837	$584	$2,057	$2,305	9%	12%
HomeAway	6	39	126	31	(21)	78	209	22	202	288	(27)%	43%
Egencia	27	28	20	19	27	30	19	31	95	107	65%	13%
Unallocated overhead costs	(149)	(162)	(163)	(173)	(177)	(186)	(184)	(199)	(646)	(746)	(15)%	(15)%
Expedia Group (excluding trivago)	$187	$391	$717	$411	$152	$483	$881	$438	$1,708	$1,954	7%	15%
trivago	21	2	(8)	(9)	(28)	(20)	31	33	5	16	NM	186%
Total	$208	$393	$709	$402	$124	$463	$912	$471	$1,713	$1,970	17%	15%

Net income (loss) attributable to Expedia Group	$(86)	$57	$352	$55	$(137)	$1	$525	$17	$378	$406	(69)%	7%

Expedia Group, Inc.
Trended Metrics
(All figures in millions)

	2017				2018				Full Year
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	2017	2018
Worldwide lodging (merchant, agency & HomeAway)
Room nights	64.0	79.9	93.5	74.8	73.9	89.6	105.3	82.8	312.1	351.6
Room night growth	12%	21%	16%	15%	15%	12%	13%	11%	16%	13%
Domestic room night growth	7%	17%	12%	10%	10%	8%	9%	9%	12%	9%
International room night growth	17%	26%	22%	21%	21%	17%	16%	12%	22%	16%
ADR growth	2%	2%	4%	4%	7%	6%	4%	2%	3%	5%
Revenue per night growth	1%	(4)%	(1)%	(4)%	—%	2%	(1)%	(1)%	(2)%	—%
Lodging revenue	$1,400	$1,744	$2,102	$1,606	$1,612	$1,992	$2,347	$1,761	$6,851	$7,712
Revenue growth	12%	16%	15%	11%	15%	14%	12%	10%	14%	13%

Worldwide air (merchant & agency)
Tickets sold growth	8%	2%	4%	3%	1%	6%	4%	10%	4%	5%
Airfare growth	(3)%	1%	(2)%	1%	3%	1%	4%	2%	(1)%	2%
Revenue per ticket growth	(4)%	4%	(10)%	(3)%	10%	4%	6%	7%	(3)%	7%
Air revenue	$217	$202	$189	$176	$242	$223	$209	$207	$784	$881
Revenue growth	4%	6%	(7)%	—%	11%	10%	11%	18%	1%	12%

Notes:

•	Advertising & Media Revenue includes 3rd party revenue from trivago. All trivago revenue is classified as international.

•
During the first quarter of 2018, we updated our allocations methodology and recast the historical domestic and international revenue and Adjusted EBITDA by segment information presented to be on a comparable basis.

•	Some numbers may not add due to rounding. All percentages above and throughout this release are calculated on precise, unrounded numbers

Notes & Definitions:
Gross Bookings: Gross bookings generally represent the total retail value of transactions booked, recorded at the time of booking reflecting the total price due for travel by travelers, including taxes, fees and other charges, adjusted for cancellations and refunds.
Core OTA: The Core Online Travel Agencies ("Core OTA") segment provides a full range of travel and advertising services to our worldwide customers through a variety of brands including: Brand Expedia, Hotels.com, Expedia Partner Solutions, Orbitz, Travelocity, Wotif, lastminute.com.au, ebookers, CheapTickets, Hotwire, Classic Vacations, Expedia Group Media Solutions, CarRentals.com, Expedia Local Expert, Expedia CruiseShipCenters, SilverRail and ALICE.
trivago: The trivago segment generates advertising revenue primarily from sending referrals to online travel companies and travel service providers from its localized hotel metasearch websites.
HomeAway: HomeAway segment operates an online marketplace for the alternative accommodations industry and includes the HomeAway and VRBO brands, among others.
Egencia: The Egencia segment provides managed travel services to corporate customers worldwide.
Corporate: Includes unallocated corporate expenses.
Lodging metrics: Reported on a stayed basis and includes both merchant and agency model hotel and alternative accommodation stays.
Room Nights: Room nights represent stayed hotel room nights for our Core OTA and Egencia reportable segments and property nights for our HomeAway reportable segment. Hotel room nights are reported on a stayed basis and include both merchant and agency hotel stays. Property nights are reported upon the first day of stay and check-in to a property and represent the total number of nights for which a property is rented.
Worldwide Air metrics: Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures
Expedia Group reports Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted EPS, Free Cash Flow and Adjusted Expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS also exclude certain items related to transactional tax matters, which may ultimately be settled in cash. We urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis and Legal Proceedings sections, as well as the notes to the financial statements, included in the Company's annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012 and in the first quarter of 2016 and the definition for Adjusted Net Income (Loss) was revised in the fourth quarters of 2010, 2011, 2012 and 2017. The definition of Adjusted Expenses was revised in the first quarter of 2014 and in the second quarter 2015.

Adjusted EBITDA is defined as net income (loss) attributable to Expedia Group adjusted for:
(1) net income (loss) attributable to non-controlling interests;
(2) provision for income taxes;
(3) total other expenses, net;
(4) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans;
(5) acquisition-related impacts, including
(i) amortization of intangible assets and goodwill and intangible asset impairment,

(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and
(iii) upfront consideration paid to settle employee compensation plans of the acquiree;
(6) certain other items, including restructuring;
(7) items included in legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings;
(8) that portion of gains (losses) on revenue hedging activities that are included in other, net that relate to revenue recognized in the period; and
(9) depreciation.
The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

Adjusted Net Income (Loss) generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income (loss) attributable to Expedia Group plus the following items, net of tax (which excludes the impact of significant changes resulting from tax legislation such as the Tax Cuts and Jobs Act):
(1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments;
(2) acquisition-related impacts, including;
(i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment;
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements;
(iii) upfront consideration paid to settle employee compensation plans of the acquiree; and
(iv) gains (losses) recognized on non-controlling investment basis adjustments when we acquire or lose controlling interests;
(3) currency gains or losses on U.S. dollar denominated cash;
(4) Since adoption of new accounting guidance in the first quarter of 2018, the changes in fair value of equity investments (other than those accounted for under the equity method and those that are consolidated);
(5) certain other items, including restructuring charges;
(6) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g., hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings, including as part of equity method investments;
(7) discontinued operations;
(8) the non-controlling interest impact of the aforementioned adjustment items; and
(9) unrealized gains (losses) on revenue hedging activities that are included in other, net.
We believe Adjusted Net Income (Loss) is useful to investors because it represents Expedia Group's combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses and items not directly tied to the core operations of our businesses.

Adjusted EPS is defined as Adjusted Net Income (Loss) divided by adjusted weighted average shares outstanding, which include dilution from options per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia Group's consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income (Loss) and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. We added additional detail for the capital expenditures associated with building our new headquarters facility in Seattle, Washington. We believe separating out capital expenditures for this discrete project is important to provide additional transparency to investors related to operating versus project-related capital expenditures. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses) exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards as well as depreciation expense. Expedia Group excludes stock-based compensation and depreciation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. Exclusion of depreciation expense also allows the year-over-year comparison of expenses on a basis that is consistent with the year-over-year comparison of Adjusted EBITDA. There are certain limitations in using financial measures that do not take into account stock-based compensation and depreciation expense, including the fact that stock-based compensation is a recurring expense and a valued part of employees' compensation and depreciation expense is also a recurring expense and is a direct result of previous capital investment decisions made by management. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Notes to the Consolidated Statements of Operations for stock-based compensation and depreciation expense by line item.

Expedia Group, Inc. (excluding trivago) In order to provide increased transparency on the transaction-based component of the business, Expedia Group is reporting results both in total and excluding trivago.

Tabular Reconciliations for Non-GAAP Measures
Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization) by Segment(1)

	Three months ended December 31, 2018
	Core OTA	trivago	HomeAway	Egencia	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$489	$29	$2	$19	$(443)	$96
Realized gain (loss) on revenue hedges	7	—	—	—	—	7
Legal reserves, occupancy tax and other	—	—	—	—	15	15
Stock-based compensation	—	—	—	—	49	49
Amortization of intangible assets	—	—	—	—	68	68
Impairment of goodwill	—	—	—	—	25	25
Impairment of intangible assets	—	—	—	—	42	42
Depreciation	88	4	20	12	45	169
Adjusted EBITDA	$584	$33	$22	$31	$(199)	$471

	Three months ended December 31, 2017
	Core OTA	trivago	HomeAway	Egencia	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$446	$(12)	$18	$8	$(346)	$114
Realized gain (loss) on revenue hedges	4	—	—	—	—	4
Restructuring and related reorganization charges	—	—	—	—	1	1
Legal reserves, occupancy tax and other	—	—	—	—	2	2
Stock-based compensation	—	—	—	—	45	45
Amortization of intangible assets	—	—	—	—	71	71
Depreciation	84	3	13	11	54	165
Adjusted EBITDA	$534	$(9)	$31	$19	$(173)	$402

	Year ended December 31, 2018
	Core OTA	trivago	HomeAway	Egencia	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$1,937	$1	$221	$60	$(1,505)	$714
Realized gain (loss) on revenue hedges	24	—	1	—	—	25
Legal reserves, occupancy tax and other	—	—	—	—	(59)	(59)
Stock-based compensation	—	—	—	—	203	203
Amortization of intangible assets	—	—	—	—	283	283
Impairment of goodwill	—	—	—	—	86	86
Impairment of intangible assets	—	—	—	—	42	42
Depreciation	344	15	66	47	204	676
Adjusted EBITDA	$2,305	$16	$288	$107	$(746)	$1,970

	Year ended December 31, 2017
	Core OTA	trivago	HomeAway	Egencia	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$1,739	$(4)	$162	$54	$(1,326)	$625
Realized gain (loss) on revenue hedges	8	—	—	—	—	8
Restructuring and related reorganization charges	—	—	—	—	17	17
Legal reserves, occupancy tax and other	—	—	—	—	25	25
Stock-based compensation	—	—	—	—	149	149
Amortization of intangible assets	—	—	—	—	275	275
Depreciation	310	9	40	41	214	614
Adjusted EBITDA	$2,057	$5	$202	$95	$(646)	$1,713
(1) Adjusted EBITDA for our Core OTA and Egencia segments includes allocations of certain expenses, primarily cost of revenue and facilities. Our Core OTA segment includes the total costs of our global supply organizations and Core OTA and HomeAway include the realized foreign currency gains or losses related to the forward contracts hedging a component of our net merchant lodging revenue. We base the allocations primarily on transaction volumes and other usage metrics. We do not allocate certain shared expenses such as accounting, human resources, information technology and legal to our reportable segments. We include these expenses in Corporate and Eliminations. Our allocation methodology is periodically evaluated and may change. During the first quarter of 2018, we updated our allocations methodology for certain technology costs. While the impact of the update was not significant, we recast historical information presented to be on a comparable basis.

Operating Income excluding trivago

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
	(In millions)
Operating income	$96	$114	$714	$625
Less: trivago operating income (loss)(1)	21	(17)	(26)	(26)
Operating income excluding trivago	$75	$131	$740	$651
(1) Included within trivago's standalone operating income (loss) is trivago's stock-based compensation and intangible amortization, both of which are excluded from our segment performance measure, Adjusted EBITDA, and allocated to Corporate & Eliminations in the Adjusted EBITDA by Segment table above. For the three months ended December 31, 2018 and 2017, trivago's standalone stock-based compensation was $6 million and $4 million, respectively. For the year ended December 31, 2018 and 2017, trivago's standalone stock-based compensation was $24 million and $18 million, respectively. For the three months ended December 31, 2018 and 2017, trivago's standalone intangible amortization was less than $1 million for both periods. For the year ended December 31, 2018 and 2017, trivago's standalone intangible amortization was $2 million and $4 million, respectively.

Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization)

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
	(In millions)
Net income attributable to Expedia Group, Inc.	$17	$55	$406	$378
Net income (loss) attributable to non-controlling interests	8	(2)	(8)	(6)
Provision for income taxes	31	23	87	45
Total other expense, net	40	38	229	208
Operating income	96	114	714	625
Gain (loss) on revenue hedges related to revenue recognized	7	4	25	8
Restructuring and related reorganization charges	—	1	—	17
Legal reserves, occupancy tax and other	15	2	(59)	25
Stock-based compensation	49	45	203	149
Amortization of intangible assets	68	71	283	275
Impairment of goodwill	25	—	86	—
Impairment of intangible assets	42	—	42	—
Depreciation	169	165	676	614
Adjusted EBITDA	$471	$402	$1,970	$1,713

Adjusted Net Income & Adjusted EPS

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
	(In millions, except share and per share data)
Net income attributable to Expedia Group, Inc.	$17	$55	$406	$378
Amortization of intangible assets	68	71	283	275
Stock-based compensation	49	45	203	149
Legal reserves, occupancy tax and other	15	2	(59)	25
Restructuring and related reorganization charges	—	1	—	17
Impairment of goodwill	25	—	86	—
Impairment of intangible assets	42	—	42	—
Unrealized (gain) loss on revenue hedges	(2)	(5)	(15)	12
Loss on minority equity investments, net	10	—	111	14
Interest recognized on occupancy tax pay-to-play refund	—	—	(19)	—
Non-controlling interest basis adjustment	—	(1)	—	(1)
Provision for income taxes	(31)	(35)	(122)	(180)
Non-controlling interests	(2)	(1)	(14)	(10)
Adjusted net income attributable to Expedia Group, Inc.	191	132	902	679
Less: Adjusted net income (loss) attributable to trivago	11	(10)	(1)	3
Adjusted net income excluding trivago	$180	$142	$903	$676

GAAP diluted weighted average shares outstanding (000's)	151,358	155,974	152,889	156,385
Additional dilutive securities (000's)	1,964	1,427	2,043	1,355
Adjusted weighted average shares outstanding (000's)	153,322	157,401	154,932	157,740

Diluted earnings per share	$0.11	$0.35	$2.65	$2.42

Adjusted earnings per share	$1.24	$0.84	$5.82	$4.30
Less: trivago adjusted earnings (loss) per share	0.06	(0.07)	(0.01)	0.02
Adjusted earnings per share excluding trivago	$1.18	$0.90	$5.83	$4.29

Free Cash Flow

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
	(In millions)
Net cash provided by (used in) operating activities	$(145)	$(101)	$1,975	$1,845

Headquarters capital expenditures	(73)	(28)	(192)	(68)
Non-headquarters capital expenditures	(171)	(156)	(686)	(642)
Less: Total capital expenditures	(244)	(184)	(878)	(710)

Free cash flow	$(389)	$(285)	$1,097	$1,135

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses)

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
	(In millions)
Cost of revenue	$476	$437	$1,965	$1,757
Less: stock-based compensation	3	2	11	10
Less: depreciation	24	26	101	99
Adjusted cost of revenue	$449	$409	$1,853	$1,647
Less: trivago cost of revenue(1)	1	3	6	8
Adjusted cost of revenue excluding trivago	$448	$406	$1,847	$1,639

Selling and marketing expense	$1,209	$1,124	$5,767	$5,298
Less: stock-based compensation	10	9	44	40
Less: depreciation	12	11	46	38
Adjusted selling and marketing expense	$1,187	$1,104	$5,677	$5,220
Less: trivago selling and marketing expense(1)(2)	63	111	560	649
Adjusted selling and marketing expense excluding trivago	$1,124	$993	$5,117	$4,571

Technology and content expense	$417	$372	$1,617	$1,387
Less: stock-based compensation	15	13	61	55
Less: depreciation	125	120	495	445
Adjusted technology and content expense	$277	$239	$1,061	$887
Less: trivago technology and content expense(1)	15	14	64	54
Adjusted technology and content expense excluding trivago	$262	$225	$997	$833

General and administrative expense	$211	$198	$808	$676
Less: stock-based compensation	21	21	87	44
Less: depreciation	8	8	34	32
Adjusted general and administrative expense	$182	$168	$687	$599
Less: trivago general and administrative expense(1)	7	12	45	35
Adjusted general and administrative expense excluding trivago	$175	$156	$642	$564
 Note: Some numbers may not add due to rounding.
(1) trivago amount presented without stock-based compensation and depreciation as those are included with the consolidated totals above.
(2) Selling and marketing expense adjusted to add back Core OTA spend on trivago eliminated in consolidation.

Conference Call
Expedia Group, Inc. will webcast a conference call to discuss fourth quarter and full year 2018 financial results and certain forward-looking information on Thursday, February 7, 2019 at 1:30 p.m. Pacific Time (PT). The webcast will be open to the public and available via ir.expediagroup.com. Expedia Group expects to maintain access to the webcast on the IR website for approximately three months subsequent to the initial broadcast.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of February 7, 2019 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as "estimate," “intend” and “expect,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia Group, Inc.’s business.
Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others:

•	an increasingly competitive global environment;

•
our failure to invest in evolving channels, offer new consumer choices, adapt to competitive or consumer preference developments, or modify our current business models and practices or adopt new business models or practices in order to compete in a dynamic industry;

•	changes in search engine algorithms and dynamics or other traffic-generating arrangements;

•	our failure to maintain and expand our relationships and contractual agreements with travel suppliers or travel distribution partners;

•	declines or disruptions in the travel industry;

•	our failure to maintain and expand our brand awareness or increased costs to do so;

•	our failure to invest in and adapt to technological developments and industry trends;

•	risks related to our acquisitions, investments or significant commercial arrangements;

•	risks related to regulatory developments that affect the alternative accommodation industry;

•	risks relating to our operations in international markets;

•	our failure to comply with current laws, rules and regulations, or changes to such laws, rules and regulations;

•	adverse application of existing tax laws, rules or regulations, or how these laws, rules or regulations are subject to interpretation by taxing authorities;

•	changes to the taxation of international business activities, the adoption of other corporate tax reform policies, or changes in tax legislation or policies;

•	adverse outcomes in legal proceedings to which we are a party;

•	interruption, security breaches and lack of redundancy in our information systems;

•
our failure to comply with governmental regulation and other legal obligations related to our processing, storage, use, disclosure and protection of personal information, payment card information and other consumer data;

•	our failure to comply with privacy regulations;

•	risks related to payments and fraud;

•	fluctuations in foreign exchange rates;

•	volatility in our stock price;

•	liquidity constraints or our inability to access the capital markets when necessary or desirable;

•	our failure to retain or motivate key personnel or hire, retain and motivate qualified personnel, including senior management;

•	changes in control of the Company;

•	management and director conflicts of interest;

•
risks related to actions taken by our business partners and third-party service providers, including failure to comply with our requirements or standards or the requirements or standards of governmental authorities, or any cessation of their operations;

•	risks related to the failure of counterparties to perform on financial obligations;

•	risks related to our long-term indebtedness, including our failure to effectively operate our businesses due to restrictive covenants in the agreements governing our indebtedness;

•	our failure to protect our intellectual property and proprietary information from copying or use by others, including potential competitors;

as well as other risks detailed in our public filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2018. Except as required by law, we undertake no obligation to update any forward-looking or other statements in this release, whether as a result of new information, future events or otherwise.
About Expedia Group
Expedia Group is the world's travel platform. We help knock down the barriers to travel, making it easier, more enjoyable, more attainable and more accessible. We are here to bring the world within reach for customers and partners around the globe. We leverage our platform and technology capabilities across an extensive portfolio of businesses and brands to orchestrate the movement of people and the delivery of travel experiences on both a local and global basis. Our family of travel brands includes: Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Egencia®, trivago®, HomeAway®, VRBO®, Orbitz®, Travelocity®, Wotif®, lastminute.com.au®, ebookers®, CheapTickets®, Hotwire®, Classic Vacations®, Expedia Group™ Media Solutions, CarRentals.com™, Expedia Local Expert®, Expedia® CruiseShipCenters®, SilverRail™, ALICE® and Traveldoo®. For more information, visit www.expediagroup.com.
© 2019 Expedia, Inc. All rights reserved. Trademarks and logos are the property of their respective owners. CST: 2029030-50

Contacts
Investor Relations                    Communications
ir@expediagroup.com                    press@expediagroup.com